UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)

October 21, 2013
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Victory Energy Corporation
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation)

2-76219-NY	87-0564462
(Commission File Number)	(IRS Employer Identification No.)

3355 Bee Caves Road, Suite 608
Austin, Texas 78746
(Address of Principal Executive Offices and zip code)

(800) 888-8945
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Directors

On October 21, 2013, the board of directors (the “Board”) of Victory Energy Corporation (the “Company”) elected Mr. Patrick Barry to fill a vacancy on the Board.  Mr. Barry will serve on the Board together with the Company’s existing directors, Dr. Ronald Zamber, Mr. David McCall, Mr. Robert Grenley and Mr. Kenny Hill.    Mr. Barry was also elected to serve as Chairman of the Audit Committee of the Board.

During the meeting, the board also elected Dr. Ronald Zamber to the position of interim Chairman of the Board until such time as a full-time Chairman can be selected.   The Board has formed a chairman search committee and has begun looking for a qualified executive with significant oil and gas business experience.

Prior to joining the Board, Mr. Barry served as a financial and operations consultant for the Company.  He is an experienced general manager with strengths in financial management, profitability improvement, strategy development, and implementing disciplined operating processes in both public and private companies.

Mr. Barry has a Bachelor of Science in Mechanical Engineering from the University of Notre Dame and a MBA in Finance from Wharton.  Mr. Barry is a principal in Visionary Private Equity, a major investor in the Company.

Mr. Barry is a former Managing Director of the Gigot Center for Entrepreneurial Studies at the University of Notre Dame where he was also an Adjunct Professor.   Prior to Notre Dame, he spent eight years turning around Quality Dining, Inc., a publicly held restaurant company headquartered in South Bend, IN.  Mr. Barry was a consultant with Andersen Consulting in their Strategic Service Group, focusing in strategy development and general management consulting.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Date: October 21, 2013	By:	/s/ Kenneth Hill
Kenneth Hill
Chief Executive Officer

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